AGREEMENT AND PLAN OF MERGER



                                      among



                             GENERAL BEARING CORP.,


                             FISCO INDUSTRIES LTD.,


                             WORLD MACHINERY COMPANY

                                       and


           THE STOCKHOLDERS OF WORLD MACHINERY COMPANY SIGNATORY HERETO




                            Dated as of July 2, 2000




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             This  AGREEMENT  AND PLAN OF MERGER,  dated as of July 2, 2000, is entered into by and among GENERAL BEARING CORP., a Delaware corporation ("Parent"), FISCO INDUSTRIES LTD., a New York corporation and a wholly owned subsidiary of Parent ("Merger Sub"), WORLD MACHINERY COMPANY, a Delaware corporation (the "Company") and those stockholders of the Company who are signatories hereto (the "Company Stockholders").

                             W I T N E S S E T H :

             WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, this "Agreement");

             WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective shareholders for Merger Sub to merge with and into the Company as set forth below (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $1.00 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent, Merger Sub or by the Company, will be converted into shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") in accordance with the provisions of Article II of this Agreement;

             WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and

             WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

             SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.




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             SECTION 1.2  Closing.  The  closing of the Merger  (the  "Closing")
shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the first business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date") at such place as the parties may mutually agree.

             SECTION 1.3 Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of Delaware a certificate of merger (a "Certificate of Merger") executed in accordance with the DGCL and shall make all other filings or recordings, and take such other and further action as may be required under the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

             SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

             SECTION 1.5 Certificate of Incorporation and By-Laws of the Surviving Corporation.

             (a) The Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

             (b) The By-Laws of the Merger Sub as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

             SECTION 1.6 Directors. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

             SECTION 1.7 Officers. The officers of the Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II.

                 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

             SECTION 2.1 Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.


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             SECTION 2.2  Cancellation of Treasury Stock and Parent Owned Stock.
As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held, immediately prior to the Effective Time, in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

             SECTION 2.3 Conversion of Company Common Stock.

             (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with
Section 2.2 (the "Canceled Shares") shall be converted into 1,025.4735 shares of duly authorized, validly issued and non- assessable shares of Parent Common Stock (the "Merger Consideration"). No holder of Company Common Stock shall be entitled to receive fractional shares of Parent Common Stock, and the number of shares of Parent Common Stock to which each such holder shall be entitled shall be rounded to the nearest whole number. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

             (b) The Company represents and warrants that the holders of the Company Common Stock are not entitled to appraisal rights under the DGCL or otherwise.

             SECTION 2.4 Exchange of Certificates.

             (a) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock upon surrender to the Parent of a Certificate for cancellation, together with such other documents as may be reasonably required by Parent, a certificate representing that number of whole shares of Parent
Common Stock which such holder's shares of Company Common Stock have been converted into pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. Notwithstanding the foregoing, certificates representing 300,000 shares of Parent Common Stock (allocated among the Company Stockholders in proportion to their percentage ownership of Company Common Stock relative to each other (the "Escrow Shares")) shall be deposited in escrow pursuant to the terms of the escrow agreement, dated the date hereof, among the Parent, the Company Stockholders and American Stock Transfer & Trust Company, as escrow agent (the "Escrow Agreement"). Until surrendered as contemplated by this
Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted.

             (b) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

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             (c) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

             (d) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this agreement.

                                   ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             The Company and the Company Stockholders hereby represent and warrant to Parent and Merger Sub that, except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the "Company Disclosure Letter"):

             SECTION 3.1 Organization, Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. The copies of the Company's certificate of incorporation and by-laws which have been made available to Parent are complete and correct and in full force and effect on the date hereof. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, corporate and otherwise, to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company. The

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Company has made  available to Parent a complete and correct copy of the charter and by-laws or other organizational documents of each of the Subsidiaries, each as amended to the date hereof and each such document is in full force and effect. As used in this Agreement, "Subsidiary" means with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and one or more of its respective Subsidiaries.

             SECTION 3.2 Capital Stock. The authorized capital stock of the Company consists of 10,000 shares of the Company Common Stock. As of the date hereof, 3,062 shares of the Company Common Stock are issued and outstanding. All the outstanding shares of the Company Common Stock have been validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock.

             SECTION 3.3 Corporate Authority Relative to this Agreement. No Violation. The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and by the holders of the outstanding shares of Company Common Stock. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement, has been duly and validly executed and delivered by the other parties hereto and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on the Company; provided that the Company makes no representation with respect to such of the foregoing as are required by reason of facts specifically pertaining to Parent as any of its Subsidiaries.

             (a) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or

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       change that,  individually or in the aggregate,  is not reasonably likely to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

             SECTION 3.4 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements provided by the Company ("Company Financial Statements") to Parent (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and United States or international generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP).

             SECTION 3.5 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which reasonably could be expected to result in such a liability except liabilities or obligations set forth in the Company Financial Statements or which would not in the aggregate have a Material Adverse Effect on the Company. Notwithstanding anything to the contrary in this Section
3.5 or elsewhere in this Agreement, no undisclosed liability shall be deemed to violate this Agreement if such liability (i) relates to any matter that is the subject of another representation and warranty under this Article III, (ii) such other representation and warranty is qualified by the term "to the knowledge of the Company", and (iii) the Company has no knowledge of such liability.

             SECTION 3.6 No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority except for violations or possible violations which would not in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses and governmental authorizations material to ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have in the aggregate a Material Adverse Effect on the Company.

             SECTION 3.7 Environmental Laws and Regulations. (a) The Company and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the Environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which would not in the aggregate have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries has received written notice of, or, to the Knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state equivalent site ("Environmental Claims") which would in the aggregate have a Material Adverse Effect on the Company, (c) to the Knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, (d) to the Knowledge of the Company, the Company and its Subsidiaries have not disposed of or released hazardous materials (at a concentration or level which requires

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remedial  action under any  Environmental  Law) at any real  property  currently owned or leased by the Company or any Subsidiary or at any other real property, except for such disposals or releases as would not in the aggregate have a Material Adverse Effect on the Company, and (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with
respect  to  any  environmental   liability,   other  than  customary  indemnity
provisions contained in agreements entered into in the ordinary course of business which would not in the aggregate have a Material Adverse Effect on the Company.

             SECTION 3.8 Absence of Certain Changes or Events. Other than as previously disclosed in writing to Parent, since January 1, 2000 the businesses of the Company and its Subsidiaries have been conducted in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company. Since January 1, 2000, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a Subsidiary.

             SECTION 3.9 Investigations; Litigation.

             (a) To the knowledge of the Company, no investigation or review by any governmental body or authority with respect to the Company or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on the Company is pending nor has any governmental body or authority notified the Company of an intention to conduct the same; and

             (b) There are no actions, suits or proceedings pending (or, to the Company's Knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority, which would, in the aggregate, have a Material Adverse Effect on the Company.

             SECTION 3.10 Tax Matters. All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 3.10 of the Company Disclosure Letter, there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of a Tax, except for such agreements as would not in the aggregate have a Material Adverse Effect. The Company and each of its
Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any

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such  failure to comply  would not,  individually  or in the  aggregate,  have a
Material Adverse Effect on the Company.

             SECTION 3.11 Real Property; Title. The Company and its Subsidiaries have good and marketable title to all real properties owned by them except where the failure to have such title would not in the aggregate have a Material Adverse Effect.

             SECTION 3.12    Intellectual Property.

                   (i) The Company and/or each of its  Subsidiaries  owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, would not have a Material Adverse Effect on the Company, and to the Knowledge of the Company, all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

                   (ii) Except as set forth in Schedule 3.12 of the Company Disclosure Letter or as would not have a Material Adverse Effect on the Company:

                   (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights");

                   (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any of its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company; or (III) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company, are threatened by any Person;

                   (C) the Company does not Know of any valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and


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                   (D)     to  the  Knowledge  of  the  Company,   there  is  no
                           unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the of the Company or any of its Subsidiaries.

                                   ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

             Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that except as set forth in the corresponding sections or subsections of the Parent Disclosure Letter delivered to the Company on the date hereof:

             SECTION 4.1 Organization, Qualification, Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority, corporate and otherwise, to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. The copies of Parent's Certificate of Incorporation, as amended, and By-laws and Merger Sub's charter and by-laws which have been made available to the Company are complete and correct and in full force and effect on the date hereof. Each of Parent's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, corporate and otherwise, to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries and Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Parent is a party. Except as disclosed in the Parent SEC Reports, there are no existing options (except for those set forth in Section 4.2 below), rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent or Merger Sub.

             SECTION 4.2 Capital Stock. The authorized capital stock of Parent consists of 19,000,000 shares of Parent Common Stock, and 1,000,000 shares of Preferred Stock, par value $.01 per share. The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company stock options, warrants, conversion rights or other rights or upon vesting or payment of other Company equity- based awards thereafter will, when issued, be validly issued fully paid and non-assessable. As of January 1 , 2000, 3,924,950 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of January 1, 2000, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than (i) options and other rights to receive or acquire an aggregate of 259,800 shares of Parent Common Stock

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pursuant to the Stock Option Plan of Parent and (ii) warrants to purchase 90,000 shares of Parent Common Stock issued to the underwriter of Parent's initial public offering.

             SECTION 4.3 Corporate Authority Relative to this Agreement.  No
                         Violation.

             (a) Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the issuance of the Parent Common Stock and the other transactions contemplated hereby. The Board of Directors of Parent has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its stockholders. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on Parent; provided that Parent makes no representation with respect to such of the foregoing as are required by reason or facts specifically pertaining to Company or any of its Subsidiaries.

             (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of Parent and Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

             SECTION 4.4 Reports and Financial Statements. Parent has delivered or made available to the Company and the Company Stockholders true and complete copies of: (i) the Annual Report on Form 10-K for the fiscal year ended January 1, 2000; (ii) the Quarterly Report on Form 10-Q for the quarter ended April 1, 2000; and (iii) the Proxy Statement for the Annual Meeting of Stockholders to be held on July 25, 2000.


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             As of their respective  dates,  such reports,  proxy statements and prospectuses filed on or prior to the date hereof (collectively, "Parent SEC Reports") (i) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated
therein  or  necessary  to  make  the  statements   therein,  in  light  of  the
circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Parent SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of
the  dates  then  ended  (subject,   where   appropriate,   to  normal  year-end
adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since December 31, 1998 , Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

             SECTION 4.5 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which reasonably could be expected to result in such a liability except (a) liabilities or obligations reflected in any of the Parent SEC Reports and (b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on Parent.

             SECTION 4.6 No Violation of Law. The  businesses  of Parent and its
Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws) except (a) as described in any of the Parent SEC Reports and
(b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on Parent.

             SECTION 4.7 Absence of Certain Changes or Events. Other than as disclosed in the Parent SEC Reports, since January 1, 2000, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on Parent.

             SECTION 4.8 Investigations; Litigation. Except as disclosed in any of the Parent SEC Reports:

             (a) no investigation or review by any governmental body or authority with respect to Parent or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on Parent is pending nor to the Knowledge of Parent, has any governmental body or authority notified Parent of an intention to conduct the same; and

             (b) there are no actions, suits or proceedings pending (or, to Parent's Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties, or before any federal, state, local or foreign governmental body or authority which would in the aggregate have a Material Adverse Effect on Parent.


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             SECTION 4.9 Accounting  and Tax Matters.  Neither Parent nor any of
its Subsidiaries has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by the Agreement from qualifying as a "Reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE V.

                                    COVENANTS

             SECTION 5.1 Approvals and Consents; Cooperation.

             (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

                   (i) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

                   (ii) promptly prepare and file with the Nasdaq Small Cap Market such listing applications or other notices, as may be required, covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company stock options, warrants, conversion rights or other rights or vesting or payment of other Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock; and

                   (iii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

             (b) Subject to the limitations contained herein; the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions.

             SECTION 5.2 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

             SECTION 5.3 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 (a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.


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



             SECTION 5.4 Conveyance Taxes. Each of Parent and the Company, respectively, shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees not including any income tax, gross receipt tax or any similar tax measured with respect to gross or net income (collectively, the "Conveyance Taxes") imposed on it at or prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith. Parent and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any such Conveyance Taxes.

                                   ARTICLE VI.

                            CONDITIONS TO THE MERGER

             SECTION 6.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

             (a) Stockholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company's Certificate of Incorporation, as amended, and the DGCL.

             (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against the Company or Parent or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith.

             (c) Consents. All consents and approvals of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect.

             SECTION 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

             (a) Company Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

             (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

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             (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects.

             SECTION 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

             (a) Parent and Merger Sub Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct in all material respects except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

             (b) Parent shall have performed in all respects all obligations and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

             (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects.

             (d) Registration Rights Agreement. The Company and the Parent shall have entered into a registration rights agreement relating to the Parent Common Stock substantially in the form of Exhibit C hereto.

                                   ARTICLE VII.

                         TERMINATION, AMENDMENT AND WAIVER

             SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company or of Parent:

             (a) by mutual written consent of Parent and the Company;

             (b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company has become untrue, in either case continuing ten (10) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by August 31, 2000;

             (c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in either case continuing ten (10) days following notice to Parent of such breach or untruth and of a nature such

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



       that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by August 31, 2000;

             (d) by either Parent or the Company if any Governmental Entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or filing or other action has become final and non-appealable; or

             (e) by either Parent or the Company, if the Merger has not occurred by August 31, 2000, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement.

             SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7. 1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors.

             SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of the Company; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

             SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE VIII.

                                  INDEMNIFICATION

             SECTION 8.1 Indemnification. The Company, until the Effective Date, and the Company Stockholders, jointly and severally, shall indemnify and hold harmless the Parent (the "Indemnified Party") from and against any claims, damages, losses, liabilities, costs and expenses, including, without limitation, any settlement costs and any reasonable legal expenses incurred in connection with investigating or defending any actions or threatened actions sustained or required to be paid by reason of, arising out of or caused by any misrepresentation or breach of a representation, warranty, covenant or agreement by or of the Company in this Agreement (collectively, "Losses").


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             SECTION 8.2 Survival of  Representations.  The  representations and warranties contained in this Agreement and the right of any party to bring any claim in respect of such representations and warranties shall survive the execution and delivery of this Agreement until March 31, 2002 (the "Survival Period"). This Section 8.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

             SECTION  8.3  Limitation  of  Liability.   The  Parent's  right  to
indemnification under Section 8.2 shall be subject to the following limitations:

                   (i) except as provided herein, the Parent's right to be recompensed for any Losses shall be limited to receiving the return of Parent Common Stock issued to the Company Stockholders, the number of such shares to be determined by dividing the amount of such Losses by the fair market value of the Parent Common Stock (the fair market value to be equal to the closing bid price for the Parent Common Stock as reported on the Nasdaq Small Cap Market on the day of determination of the Losses for which indemnification is made, or if no closing bid price is reported on such date, the immediately preceding date for which a closing bid price is reported); provided, however, this Section 8.3 shall not limit the transfer of shares by any Company Stockholder (except for Escrow Shares); provided, further if any shares are transferred by a Company Stockholder, then the Company's right to be recompensed by such Company Stockholder shall not be limited to the return of Parent Common Stock by such Company Stockholder and the Parent's right to indemnification hereunder may be satisfied, to the extent provided herein, from any other assets of such Company Stockholder except that the liability of such Company Stockholder shall not exceed (in addition to any shares of Parent Common Stock not so transferred), the fair market value of Parent Common Stock (determined in accordance with this Section 8.3) so transferred at the time of transfer; and

                   (ii) the Company shall be entitled to recover any Loss only to the extent the aggregate of Losses exceeds $250,000.

             SECTION 8.4  Company Stockholders' Representative.

       (a) The Company Stockholders appoint David Gussack as the stockholders' representative (the "Stockholders' Representative"), with full and unqualified power to delegate to one or more Persons the authority granted to him hereunder, to act as each of their agent and attorney-in-fact, with full power of substitution, to take all actions called for by this Section 8 and the Escrow Agreement, on their individual and collective behalf, in accordance with the terms of this Section 8 and the Escrow Agreement,

       (b) The Stockholders' Representative shall have no liability whatsoever to any existing or former stockholder of the Company or to any other Person arising out of the matters contemplated by this Section 8 or the Escrow Agreement except only to the extent of any Loss caused exclusively by the Stockholders' Representative's willful misconduct or bad faith. In any event, any such liability shall be limited to direct damages resulting from such conduct and in no event shall the Stockholders' Representative be liable for special, incidental or consequential damages incurred or suffered by any Person. The Stockholders' Representative shall incur no liability to any existing or former stockholder of the Company or to any other Person with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuine and duly authorized. The Stockholders' Representative may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders' Representative based on such advice, the Stockholders' Representative shall not be liable to any existing or former stockholder of the Company or to any other person.

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       (c)  In  the  event  of  the  death  or  permanent   disability   of  the
Stockholders'  Representative,  or his  resignation,  a successor  Stockholders'
Representative   shall  be  appointed   by  a  majority   vote  of  the  Company
Stockholders, with each such stockholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the shares of capital stock of the Company held by such stockholder immediately prior to the Effective Time.

             SECTION 8.5 Notice of Claims. If the Indemnified Party believes that it has suffered or incurred any Loss, it shall notify the Escrow Agent and the Stockholders' Representative promptly in writing (at their respective addresses set forth in the Escrow Agreement), and in any event within the applicable time period specified in Section 8.2, describing such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred (a "Claim Notice"). If any legal action is instituted by a third party with respect to which any of the Indemnified Parties intend to claim indemnity under this Section, such Indemnified Party shall promptly give a Claim Notice to notify the Escrow Agent and the Stockholders' Representative with respect to such legal action. In any event, a failure or delay in notifying the Escrow Agent and the Stockholders' Representative shall not affect the Indemnified Party's right to indemnity, except only to the extent such failure or delay materially and adversely prejudices the ability to defend against any legal action.

             SECTION 8.6 Defense of Third Party Claims. The Indemnified Party shall have the right to conduct and control, through counsel of their own choosing, reasonably acceptable to the Stockholders' Representative, any third party legal action or other claim, but the Stockholders' Representative may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if the Indemnified Party shall fail to defend any such legal action or other claim, then the Stockholders' Representative may defend, through counsel of its own choosing, such legal action or other claim, and so long as it gives Parent at least 15 days' notice of the terms of the proposed settlement thereof and permits Parent to then undertake the defense thereof, except as set forth below, settle such legal action or other claim and recover from the Company Stockholders the amount of such settlement or of any judgment and the costs and expense of such defense. Neither Parent nor the Stockholders' Representative shall compromise or settle any such legal action or other claim without the prior written consent of the other, which consent shall not be unreasonably withheld, except that under no circumstances shall Siemens be required to consent to the entry of an order for injunctive or other non-monetary relief. All costs and expenses reasonably incurred in defending any such third party legal action or other claim, including the amount of any settlement or of any judgment, shall be paid out of the Indemnity Amount.

             SECTION 8.7 Exclusive Remedy. The indemnification  provided in this
Section 8 shall be the sole and exclusive remedy available following the Closing to the Indemnified Party for the subject matter covered by such indemnification and any claim arising under this Agreement.


                                   ARTICLE IX.

                               GENERAL PROVISIONS

             SECTION 9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):


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             (a)   if to the Company, to:

                   World Machinery Company
                   44 High Street
                   West Nyack, New York  10994
                   Attention: Seymour Gussack
                   Facsimile No.: (914)358-3619

             (b)   if to the Company Stockholders:

                   44 High Street
                   West Nyack, New York  10994
                   Attention: David Gussack
                   Facsimile No.: (914)358-6277

             (c)   if to Parent or Merger Sub, to:

                   General Bearing Corp.
                   44 High Street
                   West Nyack, New York  10994
                   Attention: John Stein, Esq.
                   Facsimile No.: (914) 358-3619


             SECTION 9.2  Definitions.  For purposes of this Agreement:

             (a) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such first person.

             (b) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

             (c) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

             (d) "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

             (e) "Knowledge", "Know" or "Known" means, with respect to the matter in question, if any of the executive officers of the Company or Parent, listed on Schedule 8.4(f) hereof, as the case may be, has actual knowledge of such matter.


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             (f)  "Lien"  means any  encumbrance,  hypothecation,  infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business (iii) all liens approved in writing by the other party hereto or (iv) restrictions on transfer imposed by federal or state securities laws.

             (g) "Material Adverse Change" or "Material Adverse Effect" means any adverse change in the business, financial condition or results of operations of the Company or Parent, as the case may be, or its respective Subsidiaries that is material to the Company or Parent, as the case may be, and its respective Subsidiaries taken as a whole, excluding any such adverse change that is due to (i) any sales or dispositions or other actions pursuant to Section 5.7 or (ii) the announcement or anticipated consummation of the transactions contemplated by this Agreement.

             (h) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

             (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

             (j) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

             SECTION 9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

             SECTION 9.4 Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

             SECTION 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.


                                       19

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



             SECTION 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law.

             SECTION 9.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or of the State of New York located in New York county in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court or of the State of New York located in the Borough of Manhattan in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated b y this Agreement in any court other than a federal or state court sitting in the State of Delaware.

             SECTION 9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

             SECTION 9.9 Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The disclosure of any matter in any section of a Disclosure Letter hereto shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Material Adverse Effect for purposes of this Agreement.


             IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                   GENERAL BEARING CORP.



                                   By:____________________________________
                                      Name:
                                      Title:




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



                                   FISCO INDUSTRIES LTD.



                                   By:____________________________________
                                      Name:
                                      Title:



                                   WORLD MACHINERY COMPANY



                                   By:____________________________________
                                      Name:
                                      Title:


-------------------------------    ---------------------------------------
     Faith Gussack                     Seymour Gussack



-------------------------------    ---------------------------------------
     Amy Gussack                       David Gussack



-------------------------------    ---------------------------------------
     Lisa Gussack                      Nina Gussack

NY/286183.2


                                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----

                                                     ARTICLE I.

                                                     THE MERGER
             SECTION 1.1 The Merger...............................................................................1
             SECTION 1.2 Closing..................................................................................2
             SECTION 1.3 Effective Time...........................................................................2
             SECTION 1.4 Effects of the Merger....................................................................2
             SECTION 1.5 Certificate of Incorporation and By-Laws of the Surviving Corporation....................2
             SECTION 1.6 Directors................................................................................2
             SECTION 1.7 Officers.................................................................................2

                                                    ARTICLE II.

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                                             EXCHANGE OF CERTIFICATES
             SECTION 2.1 Capital Stock of Merger Sub..............................................................2
             SECTION 2.2 Cancellation of Treasury Stock and Parent Owned Stock....................................3
             SECTION 2.3 Conversion of Company Common Stock.......................................................3
             SECTION 2.4 Exchange of Certificates.................................................................3

                                                   ARTICLE III.

                                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
             SECTION 3.1 Organization, Qualification, Etc.........................................................4
             SECTION 3.2 Capital Stock............................................................................5
             SECTION 3.3 Corporate Authority Relative to this Agreement.  No Violation............................5
             SECTION 3.4 Financial Statements.....................................................................6
             SECTION 3.5 No Undisclosed Liabilities...............................................................6
             SECTION 3.6 No Violation of Law......................................................................6
             SECTION 3.7 Environmental Laws and Regulations.......................................................6
             SECTION 3.8 Absence of Certain Changes or Events.....................................................7
             SECTION 3.9 Investigations; Litigation...............................................................7
             SECTION 3.10      Tax Matters........................................................................7
             SECTION 3.11      Real Property; Title...............................................................8
             SECTION 3.12      Intellectual Property..............................................................8

                                        i

NY/286183.2



                                                                                                               Page



                                                    ARTICLE IV.

                              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
             SECTION 4.1 Organization, Qualification, Etc.........................................................9
             SECTION 4.2 Capital Stock...........................................................................10
             SECTION 4.3 Corporate Authority Relative to this Agreement..........................................10
             SECTION 4.4 Reports and Financial Statements........................................................11
             SECTION 4.5 No Undisclosed Liabilities..............................................................11
             SECTION 4.6 No Violation of Law.....................................................................11
             SECTION 4.7 Absence of Certain Changes or Events....................................................12
             SECTION 4.8 Investigations; Litigation..............................................................12
             SECTION 4.9 Accounting and Tax Matters..............................................................12

                                                    ARTICLE V.

                                                     COVENANTS
             SECTION 5.1 Approvals and Consents; Cooperation.....................................................12
             SECTION 5.2 Further Assurances......................................................................13
             SECTION 5.3 Plan of Reorganization..................................................................13
             SECTION 5.4 Conveyance Taxes........................................................................13

                                                    ARTICLE VI.

                                              CONDITIONS TO THE MERGER
             SECTION 6.1 Conditions to the Obligations of Each Party.............................................13
             SECTION 6.2 Conditions to the Obligations of Parent and Merger Sub..................................14
             SECTION 6.3 Conditions to the Obligations of the Company............................................14

                                                   ARTICLE VII.

                                         TERMINATION, AMENDMENT AND WAIVER
             SECTION 7.1 Termination.............................................................................15
             SECTION 7.2 Effect of Termination...................................................................15
             SECTION 7.3 Amendment...............................................................................15
             SECTION 7.4 Extension; Waiver.......................................................................16

                                       ii

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


                                                                                                               Page


                                                   ARTICLE VIII.

                                                  INDEMNIFICATION
             SECTION 8.1 Indemnification.........................................................................16
             SECTION 8.2  Survival of Representations............................................................16
             SECTION 8.3 Limitation of Liability.................................................................16
             SECTION 8.4 Company Stockholders' Representative.                         ..........................17
             SECTION 8.5 Notice of Claims........................................................................17
             SECTION 8.6 Defense of Third Party Claims...........................................................17
             SECTION 8.7 Exclusive Remedy........................................................................18

                                                    ARTICLE IX.

                                                GENERAL PROVISIONS
             SECTION 9.1 Notices.................................................................................18
             SECTION 9.2 Definitions.............................................................................19
             SECTION 9.3 Counterparts............................................................................20
             SECTION 9.4 Entire Agreement, No Third-Party Beneficiaries..........................................20
             SECTION 9.5 Assignment..............................................................................20
             SECTION 9.6 Governing Law...........................................................................21
             SECTION 9.7 Enforcement.............................................................................21
             SECTION 9.8 Severability............................................................................21
             SECTION 9.9 Interpretation..........................................................................21


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